Exhibit 99.1

NEWS RELEASE

VIAVI Announces Private Convertible Exchange and Subscription Transactions of $250
Million Principal Amount of 0.625% Senior Convertible Notes Due 2031

Chandler, Arizona, August 14, 2025 – (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI” or the “Company”) today announced that on August 13, 2025, it entered into privately negotiated exchange and/or subscription agreements with certain holders of its outstanding 1.625% Senior Convertible Notes due 2026 (the “2026 Notes”) and certain new investors pursuant to which VIAVI will issue $250 million aggregate principal amount of its 0.625% Senior Convertible Notes due 2031 (the "New Notes") consisting of (a) approximately $100.9 million principal amount of New Notes in exchange for approximately $97.5 million principal amount of the 2026 Notes (the "Exchange Transactions") and (b) approximately $149.1 million principal amount of New Notes for cash (the "Subscription Transactions"), in each case, pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder. Following the closing of the Exchange Transactions, approximately $152.5 million in aggregate principal amount of 2026 Notes will remain outstanding with terms unchanged. The Exchange Transactions and the Subscription Transactions are expected to close concurrently on or about August 20, 2025, subject to customary closing conditions.

When issued:

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The New Notes will represent senior unsecured obligations of VIAVI and will pay interest semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2026, at a rate of 0.625% per annum.

•	The New Notes will mature on March 1, 2031, unless earlier converted, redeemed or repurchased.

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The New Notes will be convertible at the option of holders in certain circumstances and during certain periods into cash up to their principal amount, and into cash, shares of VIAVI's common stock or a combination of cash and VIAVI’s common stock, at VIAVI’s election, for the conversion value above the principal amount, if any. The initial conversion rate is 72.5295 shares of VIAVI’s common stock per $1,000 principal amount of New Notes, which is equivalent to an initial conversion price of approximately $13.79 per share, and will be subject to customary anti-dilution adjustments. This represents an approximately 25% conversion premium over the closing price of $11.03 of VIAVI's common stock on August 13, 2025.

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VIAVI may redeem for cash all or any portion of the New Notes, at its option, on or after September 6, 2028 and prior to the 41st scheduled trading day immediately preceding the maturity date, under certain circumstances at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.  If VIAVI redeems less than all the outstanding New Notes, at least $75 million aggregate principal amount of New Notes must be outstanding and not subject to redemption as of, and after giving effect to, delivery of the relevant redemption notice.

VIAVI News Release
If VIAVI undergoes a fundamental change (as defined in the indenture governing the New Notes), holders may require VIAVI to repurchase for cash all or part of their New Notes at a purchase price equal to 100% of the principal amount of the New Notes to be repurchased, plus accrued and unpaid interest, if any, up to, but excluding, the fundamental change repurchase date. In addition, if certain make-whole fundamental changes occur or VIAVI calls all or a portion of the New Notes for redemption, VIAVI will, in certain circumstances, increase the conversion rate for any New Notes converted in connection with such make-whole fundamental change or redemption.

VIAVI will not receive any cash proceeds from the Exchange Transactions. In exchange for issuing the New Notes pursuant to the Exchange Transactions, VIAVI will receive and cancel the exchanged 2026 Notes. VIAVI estimates that the gross cash proceeds from the Subscription Transactions will be approximately $149.1 million, before subtracting fees and expenses in connection with the Exchange Transactions and the Subscription Transactions. VIAVI expects to use the net proceeds from the Subscription Transactions to repay a portion of the 2026 Notes due upon maturity.

In connection with the issuance of the New Notes, VIAVI expects to repurchase approximately $30 million of shares of its common stock under the Company’s previously announced board authorization for share repurchases using cash on hand in privately negotiated transactions from certain purchasers of the New Notes through a financial intermediary at a price per share of $11.03, which is equal to the last reported sale price of the Common Stock on August 13, 2025.

In connection with the issuance of the New Notes, the Company has been advised that the placement agent for the Exchange Transactions and the Subscription Transactions intends to purchase approximately $25 million of shares of the Company’s common stock in privately negotiated transactions from certain purchasers of the New Notes through a financial intermediary at a discount of approximately 5% to the last reported sale price of the Company’s common stock on August 13, 2025. Such purchases by the Company as well as the placement agent of the Company’s common stock could increase (or reduce the size of any decrease in) the market price of the common stock or the New Notes.

The New Notes were offered only to persons who are reasonably believed to be institutional “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act and “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act. The New Notes and any of VIAVI’s common stock issuable upon conversion of the New Notes have not been registered under the Securities Act or under any state securities laws and may not be offered or sold without registration under, or an applicable exemption from, the registration requirements of the Securities Act and any applicable state securities laws. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.

About VIAVI Solutions

VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions for telecommunications, cloud, enterprises, first responders, military, aerospace and railway. VIAVI is also a leader in light management technologies for 3D sensing, anti-counterfeiting, consumer electronics, industrial, automotive, government and aerospace applications.

VIAVI News Release
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements include statements regarding the Company's current expectations regarding the transactions described in this press release and the anticipated use of proceeds therefrom, and can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements involve risks and uncertainties that could cause the Company’s results to differ materially from management’s current expectations. For more information on these risks, please refer to the "Risk Factors" section included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 11, 2025. The forward-looking statements contained in this press release are made as of the date hereof and the Company assumes no obligation to update such statements.

Press Contact:
Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com

Investor Contact:
Vibhuti Nayar, 408-404-6305; investor.relations@viavisolutions.com